EXHIBIT 10.8

Mikojo Inc.
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2010 (the “Effective Date”), by and between Mikojo Inc., a Delaware corporation (the “Company”), and Accelerated Venture Partners LLC. (the “Consultant”).

WHEREAS, the Company desires consulting and similar services relating to the Company’s business and products; and

WHEREAS, the Consultant desires to contract with the Company to perform such services;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Project.  The Consultant will serve as a consultant to the Company for a period commencing on the Effective Date and concluding upon the completion of the project described in Exhibit A (the “Project”) unless earlier terminated in accordance with Section 8 of this Agreement.

2.           Scope of Work.  The Consultant will perform the services set forth in Exhibit A attached hereto (the “Services”).  Any additions to or modifications of the Project or the Services will be set forth in writing and will be signed by both parties.  The performance of services and the compensation for such services necessary to the completion of such additions or modifications will be governed by this Agreement unless otherwise described in a written agreement of the parties.

3.           Fees and Expenses.

(a)           Consulting Fees.  The Company agrees to pay the Consultant for the Services in accordance with the terms set forth in Exhibit B attached hereto.

(b)           Expense Reimbursement.  The Company agrees to reimburse the Consultant for all reasonable, ordinary and necessary expenses incurred by the Consultant in conjunction with the Services, consistent with the Company’s standard reimbursement policy, in an amount not to exceed $250 in the aggregate per month with the Company’s prior written approval.

4.           Payments.  The Company will pay each invoice submitted hereunder within 30 days of receipt thereof.

5.           Noninterference.  During the term of this Agreement, and for 12 months thereafter, the Consultant will not directly or indirectly, without the prior written consent of the Company, either on the Consultant’s own behalf or on behalf of any third party, compete, disrupt, damage, impair or interfere with the business of the Company whether by way of interfering with or raiding Company’s directors, officers, employees, agents, consultants, vendors, suppliers, partners, customers, clients or other third parties with which the Company does business, or in any manner attempting to persuade, solicit, recruit, encourage or induce any such persons to discontinue their relationship with the Company.

6.           Confidentiality.

(a)           Definition.  For purposes of this Agreement, “Confidential Information” means any information related to any aspect of the business of the Company (including any person or entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% interest) which is either (i) information not known by the trade generally, even though such information may be disclosed to one or more third parties pursuant to agreements entered into by the Company, or (ii) is proprietary information of the Company, whether of a technical nature or otherwise.  Confidential Information includes “Inventions” (as defined below), any other inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, copyrights, copyright applications, patents, patent applications, trademarks, trademark applications, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, documentation, algorithms, software, computer programs, source code, object code, mask works, costs of production, contract forms, prices, pricing policies and similar financial data, volume of sales, promotional methods, marketing plans and techniques, identities of and information regarding customers, clients and personnel, lists of vendors or suppliers, business plans, business opportunities, financial statements and other financial information.  Confidential Information also includes the confidential or proprietary information of the Company’s consultants, vendors, suppliers, partners, customers, clients and other parties with which it does business.

(b)           Nondisclosure.  The Consultant acknowledges that Confidential Information is of great value to the Company.  Accordingly, the Consultant agrees to hold all Confidential Information in confidence and not disclose, use, copy, publish, summarize or remove from the premises of the Company any Confidential Information.  Upon the expiration or termination of this Agreement, the Consultant agrees (i) to promptly deliver to the Company all papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment and other materials, including copies and in whatever form, relating to the Company that the Consultant possesses or creates, whether or not confidential or proprietary, (ii) to not disclose, use, copy, publish, summarize or remove from the premises of the Company any Confidential Information, and (iii) to promptly execute and deliver to the Company the “Termination Certificate” attached hereto as Exhibit C.

7.           Inventions and Original Works of Authorship.

(a)           Definition.  For purposes of this Agreement, “Inventions” means any and all ideas and discoveries, including, without limitation, inventions, trade secrets, original works of authorship, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, documentation, algorithms, software, computer programs, source code, object code and mask works, as well as improvements thereof or know-how related thereto, whether copyrightable or patentable or not, which are made by the Consultant, alone or in combination with others, either pursuant to the provision of Services under this Agreement, or with the use of or as a result of access to Confidential Information, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any design, drawing, or product that embodies Confidential Information.

(b)           Ownership and Assignment.  All Inventions, and all documentation and notes related thereto, made or conceived by the Consultant during the term of this Agreement and specifically in performance of the services contemplated hereunder, will, to the maximum extent permitted by law, be “works made for hire” and will become and remain the sole and exclusive property of the Company.  The Consultant will promptly notify the Company in writing of all Inventions so conceived or made by the Consultant.  To the extent that ownership of such Inventions does not automatically vest in the Company, the Consultant hereby assigns and agrees to assign to the Company or its designees, without further consideration, the Consultant’s entire right, title, and interest in and to all Inventions made or conceived during performance of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property rights and protections with respect thereto, whether or not patent or copyright applications are filed thereon.

(c)           Power of Attorney.  During the term  of this Agreement and as necessary thereafter, the Consultant will assist the Company (at the Company’s expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions.  If the Company is unable because of the mental or physical incapacity of the Consultant or for any other reason to secure the signature of the Consultant to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering Inventions assigned to the Company pursuant to Section 7(b), then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agent and attorney in fact, to act for and on the Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon.

(d)           Moral Rights.  The Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all “Moral Rights” (as defined below) that the Consultant may have in or with respect to any Inventions made or conceived during performance of this Agreement, during and after the term of this Agreement.  “Moral Rights” mean any rights to claim authorship of any Invention, to object to or prevent the modification or destruction of any Invention, to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

(e)           Patent Applications.  If the Company files an original United States patent application covering any invention of which the Consultant is a named inventor, the Consultant will receive an inventor’s fee of $100.

(f)           Further Assurances.  The Consultant will execute such documents as the Company will reasonably require to evidence and confirm the transfer of rights to the Company made under this Agreement.

8.           Termination.  Either party will have the right to terminate this Agreement at any time upon written notice. In the event of any termination of this Agreement, the Company will make payments to the Consultant for all work performed in accordance with the terms and conditions of this Agreement up to the date of termination, and the Consultant will immediately return to the Company, without limitation, all documents, drawings and any other items of whatever nature supplied to the Consultant by the Company or owned by the Company pursuant to this Agreement.

9.           Survival.  Each and all of the terms, provisions and/or covenants of each of Sections 5 through 22 of this Agreement will, for any and all purposes whatsoever, survive the termination of this Agreement.

10.         Independent Contractor/Taxes.  Consultant is not an agent or employee of the Company and has no authority to act on behalf of the Company or to otherwise obligate or bind the Company by contract or otherwise.  Except as required by a final determination by the Internal Revenue Service or state taxing authority and upon due notice to the other party, the Consultant and the Company agree to treat the Consultant as an independent contractor for tax purposes and to file all tax and information returns and pay all applicable taxes on that basis.

11.         Third Party Contracts.  The Consultant represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other party and the Consultant, and (b) the Consultant has no employments, consultancies or undertakings which would restrict or impair the Consultant’s performance of this Agreement.  However, the parties agree that this Agreement constitutes a non-exclusive consultancy and that nothing contained herein shall prevent the Consultant from entering into any other employments, consultancies, undertakings, or contracts to assign Inventions, provided that such other arrangements shall be disclosed to Company by Consultant. The Consultant will not improperly use or disclose any proprietary information or trade secrets of any former or current employer or other third party.  The Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to any former or current employer or other third party unless consented to in writing by such employer or such other third party.  If, in the course of the Consultant’s performance of this Agreement, the Consultant incorporates a prior Consultant-owned invention into a Company product, process or machine, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior invention.

12.         Assignment.  The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Consultant hereunder, the Consultant may not assign or delegate the Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company.

13.         Governing Law; Consent to Jurisdiction.  This Agreement will be governed by, and construed in accordance with, the laws of the State of California, excluding those laws that direct the application of the laws of another jurisdiction.  The Consultant hereby submits to the sole jurisdiction and venue of the courts of the State of California for purposes of any action or proceeding relating to this Agreement.

14.         Injunctive Relief.  The Consultant acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Consultant’s obligations under this Agreement. The Consultant therefore agrees that the Company will be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond or other security) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

15.         Arbitration.  Except as contemplated by Section 14, any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys’ fees incurred by a party.  Arbitration hearings will be held in San Mateo County, California.  The provisions of California Code of Civil Procedure Section 1283.05 will apply to any arbitration.

16.         Headings.  The headings in this Agreement are intended principally for convenience and will not, by themselves, determine the rights and obligations of the parties to this Agreement.

17.         Attorneys’ Fees.  The prevailing party in any suit brought to enforce its rights under this Agreement will be entitled to reasonable attorneys’ fees and costs.

18.         Notices.  All notices, requests, demands, and other communications required by, or made in connection with, this Agreement or the transactions contemplated by this Agreement, will be in writing and will be deemed to have been duly given on the date of delivery, if delivered in person, or three business days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:	Mikojo Inc.
Attention: James Cates
1840 Gateway Drive, Suite 200
Foster City, CA 94404

If to the Consultant:	The address listed on the signature page hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 18.

19.         Severability.  If any provision of this Agreement is held to be unenforceable for any reason, such provision will be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible.  In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent possible.

20.         Waiver.  The waiver of any term or condition contained in this Agreement by any party to this Agreement will not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this Agreement.

21.         Counterpart and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

22.         Entire Agreement; Modifications.  Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Consultant from the Company.  All modifications to the Agreement must be in writing and signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date.

Company:	Mikojo Inc.

	By:	/s/ James E. Cates 1/23/2010
James E. Cates CEO Date

Accelerated Venture Partners LLC.

Consultant:	/s/ Timothy Neher 1/23/2010
Timothy Neher Date

Address:	1840 Gateway Drive Suite 200

Telephone:	650-283-2653

Facsimile:	650-378-1399

Email:	Tneher@accelvp.com

EXHIBIT A

PROJECT AND SCOPE OF SERVICES

The Consultant’s services to the Company will include, without limitation, the following:

1.	Assisting the Company in developing the company’s infrastructure, controls and procedures appropriate for its business as proposed to be conducted;

2.	General advice and assistance with respect to the Company’s advertising, ad placement, business planning, human resources and investor relations ;

3.	General advice and assistance relating to the Company’s sales and marketing strategy, contracts and SEC requirements including assistances on 10Qs, 10Ks, 8Ks ; and

4.	Such other general consulting services relating to the foregoing as the Company’s Chief Executive Officer or Board of Directors may request.

The Consultant will report to the Company’s Chief Executive Officer.  The Consultant will provide services at the Consultant’s or the Company’s facilities or at such other place as the Company and the Consultant may mutually determine.

The Company will not control in any way the methods used by the Consultant in performing the Services.  The Consultant will at all times, and at the Consultant’s own expense, maintain all facilities, equipment, and instrumentalities required to perform the Services, including without limitation, office space, computer, printer, internet connection, facsimile, paper, office supplies and telephone.

This Agreement will terminate twelve months after the Effective Date, subject to the ability of either party to terminate this Agreement pursuant to Section 8.  The parties hereto may extend the term of this Agreement by means of a written instrument executed by each of them, including in counterparts.

EXHIBIT B

CONSULTING FEES

In recognition of the Company’s status as a startup that has not yet commenced formal operations, the Consultant agrees not to accept any cash compensation for the Services.  In lieu of cash compensation, the Company’s management will recommend to the Company’s Board of Directors that the Consultant be granted a non-statutory option under the Company’s 2009 Stock Option/Stock Issuance Plan (the “Plan”) to purchase 1,500,000 shares of the Company’s Common Stock.  The option will be immediately exercisable with respect to all of the shares issuable thereunder, but the shares will be subject to a right of repurchase at cost in favor of the Company upon termination of this Agreement for any reason.  Such right of repurchase will lapse (i.e., vest) with respect to 6.25% of the total number of shares three months after the Effective Date of this Agreement and ratably monthly thereafter over an additional 33 months.  The exercise price of the option will be the fair market value of the Company’s Common Stock as of the date such option is granted (currently $0.01).

Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of the Consultant’s option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

Other than as set forth above, the Company will pay the Consultant no other compensation, whether in cash or non-cash form, for the Services.

The Consultant and the Company acknowledge that the Company intends to seek outside financing and to commence operations and that, after such time, the Company will pay the consultant $25,000 per month for services, a bonus plan outline by the Board of Directors including stock options for performance reviewed every six months and such other terms and conditions that are customary for consultants of the Company at such time.

EXHIBIT C

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs or other materials, including copies and reproductions of any of the aforementioned items, in whatever form, relating to Mikojo Inc. (the “Company”), whether or not confidential or proprietary.

I further certify that I have complied with all the terms of the Consulting Agreement by and between the Company and Accelerated Venture Partners dated as of January 23, 2010 (the “Consulting Agreement”).

Moreover, I acknowledge and agree that, in compliance with the Consulting Agreement, I will hold in confidence and will not disclose, use, copy, publish, summarize or remove from the premises of the Company any “Confidential Information” (as defined in the Consulting Agreement).

Date:  ____________________

Timothy Neher